EXHIBIT 10(c)
AMENDMENT TO THE
CUMMINS INC. DEFERRED COMPENSATION PLAN

WHEREAS, Cummins Inc. (the “Company”) maintains the Cummins Inc. Deferred Compensation Plan, as amended and restated (the “Plan”).
WHEREAS, Section 5.04 of the Plan currently specifies that participants may change their investment elections under the Plan one time per month.
WHEREAS, the Company desires to amend the Plan to permit more frequent changes in investment elections.
NOW, THEREFORE, BE IT RESOLVED, that Section 5.04 of the Plan be, and it hereby is, amended and restated in its entirety to read as follows:
Section 5.04    Investment Options. The Administrator shall, from time to time, specify the available Investment Funds, which the Administrator may prospectively change or close to new investments in its discretion. Each Participant shall elect one or more Investment Funds to which his existing Accounts shall be allocated, in increments of 1%. The Administrator shall determine from time to time how frequently Participants may change their investment elections, provided that Participants shall be permitted to change their investment elections no less frequently than once per calendar year.  The Administrator also may permit Participants to make separate investment elections with respect to their existing Accounts and future deferrals.  The sole purpose of the Investment Funds is to measure Earnings Credits to the Participant's Accounts, and there is no requirement that amounts be invested in the Investment Funds.
IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Plan as of this 29th day of November, 2018.

CUMMINS INC. By:/s/ Jill E. Cook Jill E. Cook Vice President - Chief Human Resources Officer